Filed pursuant to Rule 433

dated August 17, 2021

Relating to

Preliminary Pricing Supplement dated August 17, 2021

to Prospectus Supplement dated March 2, 2021 and

Prospectus dated November 20, 2020

Registration Statement No. 333-250829

Pricing Term Sheet for 1.900% Secured Medium-Term Notes, Series N, due August 15, 2031

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: August 17, 2021

Original Issue Date/Settlement Date: August 19, 2021

Principal Amount: $425,000,000

Price to Public: 99.756% of Principal Amount, plus accrued interest, if any, from August 19, 2021 if settlement occurs after that date

Interest Rate: 1.900% per annum

Interest Payment Dates: February 15 and August 15, commencing February 15, 2022

Redemption: As specified in Preliminary Pricing Supplement dated August 17, 2021. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 15 basis points (0.150%).

Maturity Date: August 15, 2031

CUSIP: 74456QCH7

Joint Book-Running Managers:

BofA Securities, Inc. ($106,250,000)

MUFG Securities Americas Inc. ($106,250,000)

CIBC World Markets Corp. ($76,500,000)

TD Securities (USA) LLC ($76,500,000)

Co-Managers:

U.S. Bancorp Investments, Inc. ($42,500,000)

MFR Securities, Inc. ($17,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling BofA Securities, Inc. toll free at (800) 294-1322 or MUFG Securities Americas Inc. toll free at (877) 649-6848.